Exhibit 10.6

September 30, 2016

Mr. Scott Russell

350 Forest Street

Denver, CO  80220

Re:          Letter Agreement of Employment

Dear Scott:

The purpose of this letter is to formalize the terms and conditions of your employment, and your employment relationship, with WideOpenWest Networks, LLC (“WOW” and together with its subsidiaries, the “Company”).  Your execution of this letter (this “Agreement”), which will be deemed effective as of the date of this letter, will represent your acceptance of all of the terms set forth below.  We are pleased to present this offer to you for your consideration.

Nature of Agreement and Relationship:  This Agreement does not represent an employment contract for any specified term.  Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, the Company may terminate your employment without Cause (as defined below) upon 14 days’ prior notice; provided that the Company may terminate your employment at any time for Cause without notice.  You may terminate your employment with 14 days’ prior notice.

Job Title and Duties:  Your job title will be Chief Marketing & Sales Officer and you will be expected to devote all of your business time and efforts to the performance of the duties and responsibilities normally associated with this position, including those that will from time-to-time be assigned to you by the Chief Executive Officer and any others within the Company to whom he may delegate from time to time.  Notwithstanding the foregoing, you will be permitted to serve on the boards of directors of charitable organizations and perform charitable activities that do not interfere in any material manner with your duties under this Agreement.

Salary and Bonuses:  Your annual base salary the for fiscal year 2016 shall be $315,000 (“Base Salary”) which will be pro-rated over the remaining term of such fiscal year and shall be subject to periodic review and adjustment in the sole discretion of the Company.  You will be paid in accordance with the Company’s normal payroll policies and practices, with all applicable deductions being withheld from your paychecks.  In addition to this Base Salary, you will be eligible for an annual performance bonus, pursuant to formulas that may be established by the Company in its sole discretion, and communicated to you upon their establishment.  Such formulae will be based upon a variety of factors, including but not limited to, annual budgeted EBITDA, and the Company may also take into consideration, in its sole discretion, achievement of budgeted customer retention and acquisition and customer satisfaction ratings.  For fiscal 2016, your bonus attributable to this job position will be pro-rated over the remainder of 2016 and based on a bonus target of 40% of your Base Salary.

Reimbursement of Expenses:  The Company will reimburse you for all reasonable expenses you incur in the course of performing your duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Employee Benefits:  You will be entitled to participate in all employee benefits plans or programs offered to executives of the Company (the “Benefits Plans”), including insurance programs, vacation and other leave benefits, savings, deferred compensation or retirement plans, merchandise discounts and business expense procedures.  Plan documents setting forth terms of certain of the Benefits Plans are available upon request.  Your execution of this Agreement represents your acknowledgement and understanding that the plan documents control all questions of interpretation of applicable Benefits Plans, and that the Benefits Plans are subject to modification or termination by the Company at any time, at its sole discretion.

Section 409A:  In the event that any amount due to you under this Agreement or other arrangement with the Company is deemed to be deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree to make such amendments as are necessary to comply with the requirements of Code Section 409A, so long as such amendments do not impose a material financial burden on the Company.

Severance:  Upon your termination of employment by the Company without “Cause” or for “Good Reason,” each as defined below, but subject to your performance of all post-employment obligations set forth in this Agreement, you will be entitled to receive severance pay in the amount of 1.0 times your then-current Base Salary.  This severance, which will be subject to applicable deductions required by law, will be paid in equal installments on the Company’s regular payroll dates for the twelve (12) month period following your termination date.  For purposes of this Agreement, “Cause” shall mean your (i) conviction, guilty plea, or plea of “no contest” to any felony or other crime involving moral turpitude, (ii) commission of any act involving dishonesty or fraud with respect to the Company, (iii) engaging in any conduct bringing the Company (or its officers or directors) into public disgrace or disrepute, (iv) gross negligence or willful misconduct with respect to the Company, (v) substantial and repeated failure to perform the duties of your position, after being given written notice and reasonable opportunity to cure such deficiency (but only if such deficiency is subject to cure), or (vi) any material breach of this Agreement.  For purposes of this Agreement, “Good Reason” shall mean an assignment of duties to you that are materially inconsistent with your title and position, or any other action by the Company that results in a significant diminution in your title, position, authority or responsibilities in effect as of the date of this Agreement.

Confidential Information;  Intellectual Property:  You acknowledge and agree that, as a result of your employment, you will have access to trade secrets and other confidential or proprietary information of the Company and its customers and vendors (“Confidential Information”).  Such information includes, but is not limited to:  (i) customers and clients and customer or client lists, (ii) accounting and business methods, (iii) services or products and the marketing of such services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii)

drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form.  You agree that you shall not disclose or use at any time, either during your employment with the Company or thereafter, any Confidential Information, except to the extent that such disclosure or use is directly related to the Company’s business, or unless required to by law, or unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of your acts or omissions to act.  In addition, you further agree that any invention, design or innovation that you conceive or devise from your use of Company time, equipment, facilities or support services belong exclusively to the Company, and that it may not be used for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company.

Corporate Opportunities: Notwithstanding anything contained herein to the contrary, you agree that, as a result of your employment, that you shall have a duty and obligation to bring any “corporate opportunity” to the Company as such duty to bring such opportunity is construed under the laws of the State of New York.

Non-Solicitation; Non-Competition:  You agree that if you leave the employ of the Company for any reason, for a period of twelve (12) months (the “No-Raid Period”) following such separation you will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will you hire any such associate or assist any other person or entity in doing so (each such activity, a “Raiding Activity”).  If you resign your employment, or if your employment is terminated for Cause, for a period of twelve (12) months following such separation you will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products, nor will you call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or client of the Company with whom you had direct contact or supervisory authority (each such activity, a “Competitive Activity”) in the 12-month period immediately preceding your separation (the “Non-Competition Period”).  You specifically acknowledge the reasonableness of these post-employment restrictions, and along with the Company, authorize any court of competent jurisdiction to reform these restrictions to the minimum extent necessary, in the event such court finds any of these restrictions to be unreasonable.

Company Property:  Upon your termination of employment for any reason, you will promptly return to the Company all Company-related documents, data and other Company property within your possession or control.

Disputes:  Except as set forth in this paragraph, any dispute, claim or difference arising out of or in relation to your employment will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service (“FMCS”).  The arbitration will be held in New York, New York unless you and the Company (each a “Party,” and jointly, the “Parties”) mutually agree otherwise.  Nothing contained in this “Disputes” Section will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings.  Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the parties; provided, however, that the arbitrator shall be empowered to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator in the event that the arbitrator determines such Party has acted in bad faith.   The arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant.  The decision and award of the arbitrator shall be binding on all Parties.  Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof.  Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.

Entire Agreement:  This Agreement (including those documents incorporated herein) constitutes your entire agreement with the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements with the Company.

Amendment.  The provisions of this Agreement may be amended or waived only with the prior written consent of you and the Company.

Governing Law:  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law in conflict with law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

* * *

[signature pages follow]

Sincerely:

WIDEOPENWEST NETWORKS, LLC

By:	/S/ STEVEN COCHRAN	Dated:	October 7, 2016
Name: Steven Cochran
Its: President and CEO

/s/ Scott Russell		Dated:	October 7, 2016
Scott Russell